Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-262819 on Form S-3 and Registration Statement Nos. 333-281127, 333-273446, 333-273445, 333-266485, 333-240190, 333-232912, 333-226541, 333-226540, 333-219535, 333-216704, 333-199744, 333-173204, 333-165780, 333-157974 and 333-152013 on Form S-8 of our reports dated February 14, 2025, relating to the consolidated financial statements of AtriCure, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 14, 2025